Exhibit 99.(a)(1)(L)
CONCHO RESOURCES INC.
AMENDMENT NO. 1
TO
OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS
     The Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”) is hereby amended and supplemented to read as follows and capitalized terms not otherwise defined herein shall be defined as in the Offering Memorandum.
1. Throughout the Offering Memorandum and the other related tender offer materials and exhibits filed with the SEC, all references to “Eligible Optionees” shall now mean all individuals who were granted Eligible Options and who, as of the Expiration Time, are (1) current employees of Concho Resources or its affiliates and (2) subject to taxation in the United States.
2. The final paragraph on the bottom of the first page of the Offering Memorandum is amended and restated to read in its entirety as follows:
     All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current employees of Concho Resources or its affiliates and (2) subject to taxation in the United States, may participate in the Offer (the “Eligible Optionees”). If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee.
3. The third paragraph on page 1 of the Offering Memorandum under the caption “Who is eligible to participate in the Offer?” is amended and restated to read in its entirety as follows:
     All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current employees of Concho Resources or its affiliates and (2) subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”).
4. The fourth paragraph on page 1 of the Offering Memorandum under the caption “What if my employment with Concho Resources ends before the Expiration Time of the Offer?” is amended and restated to read in its entirety as follows:
     If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee.
5. The third paragraph on page 9 of the Offering Memorandum is amended and restated to read in its entirety as follows:
     All holders of Eligible Options who are current employees of Concho Resources or its affiliates as of the Expiration Time (as defined below) who hold Eligible Options and who are subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”). If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Concho Resources will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.
6. Section 5 of the Offering Memorandum is hereby amended to include the following disclosure as the last paragraph to Section 5 as follows:
     If your employment with Concho Resources or its affiliates terminates before the Offer expires, you will not be eligible to participate in this Offer regardless of whether you had previously submitted an election form. Instead, you will keep all of your Eligible Options. Accordingly, any options with respect to which you have accepted this Offer will be returned to you and will not be amended pursuant to this Offer. These options will continue to be governed by the Plan under which they were granted and by the existing option agreements between you and Concho Resources.